EXHIBIT 99
Consolidated Graphics
NEWS RELEASE
Contact: Mary K. Collins
Senior Vice President
(713) 529-4200

                 CONSOLIDATED GRAPHICS COMPLETES ACQUISITION OF
                         GARNER PRINTING OF DES MOINES

     HOUSTON, TX (July 10, 1996) - Consolidated Graphics, Inc. (Nasdaq/NM:COGI) today announced that it has completed the acquisition of Garner Printing of Des Moines, Iowa. Garner, a high-quality, full-service, sheet-fed printer, has been serving the Iowa printing market since 1928. Terms of the agreement were not disclosed.

     Garner's five sheet-fed presses have up to seven-color capability and are complemented by state-of-the-art prepress equipment and complete bindery. The company provides printing to many of the area's top corporations engaged in a variety of industries ranging from consumer products to financial services. The existing management team, headed by Bob Garner, president, and including Jerry Ross, Tom Kruger, and Bill Duro, vice presidents, will remain in place, and the company's name will not change. Garner reported revenues of $13 million in 1995.

     "This acquisition represents our entry into the Midwest market where Garner Printing has a reputation for being one of the top printers and providing superior customer service," said Joe R. Davis, chairman and chief executive officer of Consolidated Graphics, Inc. "Garner has always been committed to investing in the technology to provide its customers with the most efficient and highest quality printing. We will continue that commitment and offer an expanded array of services."

     Consolidated Graphics, Inc. is one of the fastest growing printing companies in the United States. It is a consolidator in a fragmented industry that adds value to its acquisitions by providing the financial and operational strengths, management support and technological advantages associated with a larger organization. With the completion of the acquisition of Eagle Press in Sacramento, Consolidated Graphics will operate fifteen printing companies in eleven markets.

                                      -END-

Consolidated Graphics, Inc.
2210 West Dallas Street
Houston, Texas 77019
(713) 529-4200